Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 filed by Atlantic International Corp. (the “Company”) of our report dated April 16, 2024, relating to the consolidated financial statements of Lyneer Investments, LLC appearing in the Company’s Current Report on Form 8-K dated June 18, 2024 for the years ended December 31, 2023 and 2022 . Our report on Lyneer Investments, LLC contains an explanatory paragraph regarding the ability of Lyneer Investments, LLC to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Proxy Statement/Prospectus.

/s/ RBSM LLP

Las Vegas, Nevada

December 26, 2024